EXHIBIT 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2017 Results;

Robust Performance Across All Segments and Key Financial Metrics

Fourth Quarter 2017 Highlights

•	Net Sales of $1.6 billion, up 19%
•	Net Income of $228 million, up $458 million with EPS of $1.19 per diluted share, up $2.45 per diluted share

•	Adjusted Net Income of $229 million, up $196 million with Adjusted EPS of $1.19 per diluted share, up $1.01 per diluted share

•	Adjusted EBITDA of $394 million, up 65%

Full Year 2017 Highlights

•	Net Sales of $6.2 billion, up 15%
•	Net Income of $746 million, up $739 million with EPS of $3.91 per diluted share, up $3.87 per diluted share

•	Adjusted Net Income of $729 million, up $516 million with Adjusted EPS of $3.82 per diluted share, up $2.66 per diluted share
•	Adjusted EBITDA of $1.4 billion, up 73%
•	Cash provided by operating activities of $639 million, up $45 million after $335 million August 2017 legal settlement payment

Other Highlights

•	Share repurchases of approximately $150 million since December 1, 2017, including $34 million completed in January 2018

•	Expecting higher EPS and Free Cash Flow from impact of tax reform, on reaffirmed 2018

Adjusted EBITDA outlook

Wilmington, Del., February 14, 2018 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced financial results for the fourth quarter and full-year 2017.

Chemours President and CEO Mark Vergnano said: “We ended the year with tremendous momentum in all three of our segments, which contributed to a great fourth quarter and an incredible 2017. In Fluoroproducts, the combination of increased adoption of Opteon™ refrigerants, higher demand for our fluoropolymers, and higher base refrigerant pricing led to significant segment-level growth.  Chemical Solutions profitability improved on strong demand in most product lines, which, along with lower costs, more than made up for the impact from the 2016 divestitures and site closure. Finally, we saw customer preference for our Ti-Pure™ TiO2 translate into higher volumes in Titanium Technologies. At the same time, we worked closely with our customers to price our Ti-Pure™ pigment toward the value-in-use we believe it should reflect.”

“With 2017 Adjusted EBITDA of $1.4 billion and our net leverage position below 2 times, we believe our annual performance illustrated the success of our transformation plan, surpassing our earnings improvement targets by over $300 million and our leverage target by more than a turn of Adjusted EBITDA,” continued Vergnano.

“This positive momentum enabled us to begin executing on our new capital allocation strategy immediately. Following our December investor day through January 2018, we repurchased approximately $150 million of shares under our $500 million share repurchase authorization, demonstrating our current financial strength and confidence in our future,” commented Vergnano. “We have ample flexibility to continue repurchasing the balance of our shares and pursue accretive growth investments across the company.”

EXHIBIT 99.1

Fourth quarter net sales were $1.6 billion, a 19 percent increase from $1.3 billion in the prior-year quarter. Higher prices, primarily for Ti-Pure™ titanium dioxide, added 10 percent to revenue, while volume across all segments grew revenue by 8 percent. Favorable currency in the quarter resulted in a 2 percent revenue increase. Fourth quarter net income of $228 million increased $458 million in comparison to last year’s fourth quarter net loss of $230 million. The fourth quarter of 2016 was impacted by the $335 million legal settlement charge. Fourth quarter 2017 diluted earnings per share was $1.19, compared to a loss of $1.26 per diluted share in last year’s fourth quarter, which also reflected the impact of last year’s legal settlement charge. Adjusted EBITDA for the fourth quarter of 2017 was $394 million, a 65 percent increase from $239 million in the fourth quarter of 2016. This improvement reflected the same factors that drove revenue increases in the quarter.

Full-year 2017 net sales were $6.2 billion, a 15 percent increase from $5.4 billion in 2016. Volume growth across all segments, added 11 percent to revenue, driven primarily by the adoption of Opteon™ refrigerants. Higher prices, primarily for Ti-Pure™ titanium dioxide, increased revenue by an additional 8 percent. Currency was negligible on a year-over-year basis, while portfolio effects of divestitures and site closure within Chemical Solutions were a 4 percent headwind in 2017. Full-year 2017 net income of $746 million increased $739 million in comparison to net income of $7 million in the prior year. Diluted earnings per share for 2017 was $3.91, compared to $0.04 per diluted share in 2016. Last year’s net income and diluted earnings per share included a gain of $254 million from the sale of businesses in the Chemical Solutions segment recorded during 2016, but were also unfavorably impacted by the legal settlement charge recorded during the fourth quarter. Adjusted EBITDA for 2017 was $1.4 billion, a 73 percent increase compared to $822 million in 2016. This improvement was primarily the result of higher prices and increased volume across all businesses, partially offset by higher spending on transformation activities, performance-based compensation, and certain higher raw material costs.

Fluoroproducts

Fluoroproducts segment sales in the fourth quarter were $656 million, an increase of 15 percent versus the prior-year quarter. Volume increased compared to last year’s fourth quarter due to continued adoption of Opteon™ refrigerants and greater demand for base refrigerants and fluoropolymers. Higher average prices of base refrigerants and favorable year-over-year pricing for fluoropolymer products were mostly offset by Opteon™ contractual pricing adjustments. Segment Adjusted EBITDA was $159 million, up 43 percent versus the prior-year quarter, a result of higher prices and volume.

For the full year, Fluoroproducts segment sales were $2.7 billion, a 17 percent increase versus the prior year. Strong adoption of Opteon™ refrigerants and increased demand for fluoropolymers drove the volume increase. Higher average prices of base refrigerants were partially offset by lower average price of Opteon™ mobile refrigerants and fluoropolymer products. Segment Adjusted EBITDA was $669 million, up 50 percent versus the prior year, reflecting higher price and increased volumes, modestly offset by higher expenses related to transformation initiatives, increased performance-based compensation, and water treatment costs.

Chemical Solutions

Chemical Solutions segment sales in the fourth quarter 2017 were $134 million, a 3 percent increase versus the prior-year quarter. Strong demand for Performance Chemicals & Intermediates products was partially offset by lower Mining Solutions volume due to planned maintenance during the quarter. Higher pricing was driven by improvements in the Performance Chemicals & Intermediates businesses. Segment Adjusted EBITDA was $20 million compared to $9 million in the prior-year quarter with the increase primarily related to higher volume of retained businesses, lower fixed costs, and higher licensing income.

EXHIBIT 99.1

For the full year, Chemical Solutions segment sales were $571 million, a 26 percent decline versus the prior year. Higher demand for Mining Solutions and Performance Chemicals & Intermediates products and modestly higher pricing for Performance Chemicals & Intermediates products were offset by a reduction of sales associated with divestitures and site closure in 2016. Segment Adjusted EBITDA was $57 million compared to $39 million in 2016 with the increase primarily related to lower costs across the segment and improved profitability at the Belle, West Virginia facility.

Titanium Technologies

In the fourth quarter, Titanium Technologies segment sales were $785 million, a 26 percent increase versus the prior-year quarter, driven by higher global average selling prices, as well as increased year-over-year volume for Ti-Pure™ titanium dioxide. Segment Adjusted EBITDA was $261 million, a 66 percent year-over-year improvement, also a result of higher Ti-Pure™ titanium dioxide pricing and volume.

For the full year, Titanium Technologies segment sales were $3.0 billion, an increase of 25 percent versus the prior-year, driven by increased global average selling prices and higher demand for Ti-Pure™ titanium dioxide. Higher pricing and volumes also contributed to an 85 percent increase in segment Adjusted EBITDA to $862 million. These results were partially offset by an increase in certain raw material costs, higher distribution expenses, and higher expenses related to transformation initiatives and performance-based compensation.

Corporate and Other

Corporate and Other represented a negative $46 million of Adjusted EBITDA, $8 million higher than last year’s fourth quarter. This increase was primarily related to higher environmental and transformation-related spending and performance-based compensation. For the full year, Corporate and Other represented a negative $166 million of Adjusted EBITDA versus a negative $128 million in the prior year, a result of higher legal defense costs, transformation-related costs and performance-based compensation costs.

The company realized a cash tax rate of approximately 8 percent during the fourth quarter, and 9 percent for the 2017 fiscal year. The impact of recent US tax reform was immaterial in 2017 as we recognized a benefit from the remeasurement of our net U.S. deferred tax liability, which was almost fully offset by the net impact of the “toll charge.” The company now expects a moderately lower effective tax rate going forward.

Liquidity

As of December 31, 2017, gross consolidated debt was approximately $4.1 billion. Debt, net of $1.6 billion cash, was approximately $2.6 billion, resulting in a net debt-to-Adjusted EBITDA ratio of approximately 1.8 times on a trailing twelve-month basis.

Cash provided by operating activities for the fourth quarter of 2017 was $303 million, versus $269 million in the fourth quarter of 2016. Free Cash Flow (FCF) for the fourth quarter was $138 million versus the previous year quarter of $166 million. The lower FCF was primarily related to higher capital spending in 2017 versus 2016.

For the full year 2017, cash provided by operating activities was $639 million, reflecting the $335 million legal settlement payment completed in August 2017. This was in comparison to $594 million in 2016, which included a $190 million benefit of the prepayment received from DuPont. Full-year Free Cash Flow was $228 million, $28 million lower than the previous year. Excluding the 2016 DuPont prepayment and the 2017 settlement payment, 2017 Free Cash Flow of $563 million represented a $497 million improvement versus the previous year.

EXHIBIT 99.1

Outlook

The company expects to deliver 2018 Adjusted EBITDA within a range of $1.7 to $1.85 billion, a 25 percent increase at the midpoint over 2017. Additionally, the company anticipates Adjusted EPS and Free Cash Flow to benefit from the recent United States tax reform. Adjusted EPS is now expected to be within a range of $4.95 to $5.60, and Free Cash Flow is expected to be greater than $600 million.

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Thursday, February 15, 2018 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and general industrial manufacturing, and electronics. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.

Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Return on Invested Capital (ROIC) and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, ROIC and Net Leverage Ratio to evaluate the company’s performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the company’s website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," “will,” "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans and prospects, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and Return on Invested Capital, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2017. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT

MEDIA

Alvenia Scarborough

Director, Brand Marketing and Corporate Communications

+1.302.773.4507 media@chemours.com

INVESTORS

Alisha Bellezza

Treasurer and Director of Investor Relations

+1.302.773.2263 investor@chemours.com

The Chemours Company

Consolidated Statements of Operations

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2017	2016	2015
Net sales	$6,183	$5,400	$5,717
Cost of goods sold	4,429	4,290	4,762
Gross profit	1,754	1,110	955
Selling, general, and administrative expense	602	934	632
Research and development expense	80	80	97
Restructuring and asset-related charges, net	57	170	333
Goodwill impairment	—	—	25
Total expenses	739	1,184	1,087
Equity in earnings of affiliates	33	29	22
Interest expense, net	(215)	(213)	(132)
Other income, net	79	247	54
Income (loss) before income taxes	912	(11)	(188)
Provision for (benefit from) income taxes	165	(18)	(98)
Net income (loss)	747	7	(90)
Less: Net income attributable to non-controlling interests	1	—	—
Net income (loss) attributable to Chemours	$746	$7	$(90)
Per share data
Basic earnings (loss) per share of common stock	$4.04	$0.04	$(0.50)
Diluted earnings (loss) per share of common stock	3.91	0.04	(0.50)
Dividends per share of common stock	0.29	0.12	0.58

The Chemours Company

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,556	$902
Accounts and notes receivable, net	919	807
Inventories	935	767
Prepaid expenses and other	83	77
Total current assets	3,493	2,553
Property, plant, and equipment	8,511	7,997
Less: Accumulated depreciation	(5,503)	(5,213)
Property, plant, and equipment, net	3,008	2,784
Goodwill and other intangible assets, net	166	170
Investments in affiliates	173	136
Other assets	453	417
Total assets	$7,293	$6,060
Liabilities
Current liabilities:
Accounts payable	$1,075	$884
Current maturities of long-term debt	15	15
Other accrued liabilities	558	872
Total current liabilities	1,648	1,771
Long-term debt, net	4,097	3,529
Deferred income taxes	208	132
Other liabilities	475	524
Total liabilities	6,428	5,956
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 185,343,034 shares issued and 182,956,628 shares outstanding at December 31, 2017; 182,600,533 shares issued and outstanding at December 31, 2016)	2	2
Treasury stock at cost (2,386,406 shares at December 31, 2017; nil at December 31, 2016)	(116)	—
Additional paid-in capital	837	789
Retained earnings (accumulated deficit)	579	(114)
Accumulated other comprehensive loss	(442)	(577)
Total Chemours stockholders’ equity	860	100
Non-controlling interests	5	4
Total equity	865	104
Total liabilities and equity	$7,293	$6,060

The Chemours Company

Consolidated Statements of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities
Net income (loss)	$747	$7	$(90)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	273	284	267
Asset-related charges	3	124	206
(Gain) loss on sale of assets and businesses	(22)	(254)	9
Equity in earnings of affiliates, net	(33)	(12)	—
Amortization of deferred financing costs and issuance discount	13	20	8
Deferred tax provision (benefit)	83	(111)	(198)
Other operating charges and credits, net	41	52	7
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(88)	5	(64)
Inventories and other operating assets	(208)	147	19
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(170)	332	18
Cash provided by operating activities	639	594	182
Cash flows from investing activities
Purchases of property, plant, and equipment	(411)	(338)	(519)
Proceeds from sales of assets and businesses, net	39	708	12
Investments in affiliates	—	(1)	(32)
Foreign exchange contract settlements, net	2	(12)	42
Cash (used for) provided by investing activities	(370)	357	(497)
Cash flows from financing activities
Proceeds from issuance of debt, net	495	—	3,491
Debt repayments	(27)	(381)	(10)
Payment of deferred financing fees	(6)	(4)	(79)
Purchases of treasury stock at cost	(106)	—	—
Cash provided at Separation by DuPont	—	—	247
Net transfers to DuPont	—	—	(2,857)
Proceeds from exercised stock options, net	31	11	—
Tax payments related to withholdings on vested restricted stock units	(12)	—	—
Payment of dividends	(22)	(22)	(105)
Cash provided by (used for) financing activities	353	(396)	687
Effect of exchange rate changes on cash and cash equivalents	32	(19)	(6)
Increase in cash and cash equivalents	654	536	366
Cash and cash equivalents at January 1,	902	366	—
Cash and cash equivalents at December 31,	$1,556	$902	$366
Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$208	$208	$103
Income taxes, net of refunds	79	50	53
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$(14)	$(12)	$45
Obligations incurred under build-to-suit lease arrangement	8	—	—
Purchases of treasury stock not settled by year-end	10	—	—
Dividends accrued but not yet paid	31	—	—

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended			Ended	Sequential
	December 31,		Increase /	September 30,	Increase /
	2017	2016	(Decrease)	2017	(Decrease)
Titanium Technologies	$785	$623	$162	$799	$(14)
Fluoroproducts	656	569	87	637	19
Chemical Solutions	134	130	4	148	(14)
Total Net Sales	$1,575	$1,322	$253	$1,584	$(9)

Segment Adjusted EBITDA				Three Months
	Three Months Ended			Ended	Sequential
	December 31,		Increase /	September 30,	Increase /
	2017	2016	(Decrease)	2017	(Decrease)
Titanium Technologies	$261	$157	$104	$249	$12
Fluoroproducts	159	111	48	158	1
Chemical Solutions	20	9	11	18	2
Corporate and Other	(46)	(38)	(8)	(44)	(2)
Total Adjusted EBITDA	$394	$239	$155	$381	$13

Adjusted EBITDA Margin	25%	18%		24%

Quarterly Change in Net Sales from December 31, 2016
		Percentage	Percentage Change Due To
	December 31, 2017 Net Sales	Change vs. December 31, 2016	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,575	20%	10%	8%	2%	—%

Titanium Technologies	$785	26%	20%	4%	2%	—%
Fluoroproducts	656	15%	1%	13%	1%	—%
Chemical Solutions	134	3%	2%	4%	—%	(3)%

Quarterly Change in Net Sales from September 30, 2017
		Percentage	Percentage Change Due To
	December 31, 2017 Net Sales	Change vs. September 30, 2017	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,575	(2)%	4%	(6)%	—%	—%

Titanium Technologies	$785	(2)%	4%	(6)%	—%	—%
Fluoroproducts	656	3%	—%	3%	—%	—%
Chemical Solutions	134	(10)%	1%	(11)%	—%	—%

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Tabular Reconciliations

Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related charges, and other charges, net; asset impairments; (gains) losses on sale of business or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Net income (loss) attributable to Chemours	$228	$(230)	$207	$746	$7
Non-operating pension and other post-retirement employee benefit income	(10)	(1)	(7)	(34)	(20)
Exchange losses (gains)	—	20	4	(3)	57
Restructuring charges	26	11	8	57	51
Asset-related charges (1)	—	14	1	3	124
(Gain) loss on sale of assets or businesses (2)	(8)	3	—	(22)	(254)
Transaction costs (3)	—	1	1	3	19
Legal and other charges (4)	—	336	7	18	359
Adjustments made to income taxes (5,7)	(3)	18	(11)	(25)	18
Benefit from income taxes relating to reconciling items (6,7)	(4)	(139)	(5)	(14)	(148)
Adjusted Net Income	229	33	205	729	213
Net income attributable to non-controlling interests	—	—	—	1	—
Interest expense, net	54	56	55	215	213
Depreciation and amortization	69	72	62	273	284
All remaining provision for income taxes (7)	42	78	59	204	112
Adjusted EBITDA	$394	$239	$381	$1,422	$822

(1)

Asset-related charges for the three months ended December 31, 2016 includes pre-tax impairment charges of $13 associated with the sale of the Company’s corporate headquarters building located in Wilmington, Delaware. Asset-related charges for the year ended December 31, 2016 includes the previously-mentioned $13, plus pre-tax impairment charges of $58 and $48 associated with the sales of the Company’s Sulfur business and its aniline facility in Pascagoula, Mississippi, respectively.

(2)

(Gain) loss on sale of assets or businesses for the three months ended December 31, 2017 includes a $9 gain associated with the sale of the Company’s land in Repauno, New Jersey that was previously deferred and realized upon meeting certain milestones, net of certain losses on other disposals. (Gain) loss on sale of assets or businesses for the year ended December 31, 2017 includes a $13 gain associated with the sale of the Company’s land in Repauno, New Jersey that was previously deferred and realized upon meeting certain milestones, and a $12 gain associated with the sale of the Company’s Edge Moor, Delaware plant site, net of certain losses on other disposals. (Gain) loss on sale of assets or businesses for the year ended December 31, 2016 includes gains of $169 and $89 associated with the sales of the Company’s Clean & Disinfect (C&D) business and its aniline facility in Beaumont, Texas, respectively.

(3)

Includes accounting, legal, and bankers’ transaction fees incurred related to the Company’s strategic initiatives, which includes pre-sale transaction costs incurred in connection with the sales of the Company’s C&D and Sulfur businesses in 2016.

(4)

Includes litigation settlements, water treatment accruals, and lease termination charges. The three months and year ended December 31, 2016 includes $335 in litigation accruals associated with the PFOA MDL Settlement.

(5)

Includes the removal of certain discrete income tax impacts within the Company’s provision for (benefit from) income taxes. For the three months ended December 31, 2017, the adjustment is primarily attributable to a benefit for the net impact of U.S. tax reform, which amounted to $3. For the year ended December 31, 2017, the adjustment is primarily attributable to a benefit of $20 related to windfall benefits on the Company’s share-based payments, the reversal of a reserve for uncertain tax positions for $6, and a $3 benefit for the aforementioned net impact of U.S. tax reform, which are partially offset by the tax implications of foreign exchange gains and losses for $5. For the three months ended September 30, 2017, the adjustment is primarily attributable to a benefit of $4 related to windfall benefits on the Company’s share-based payments and the reversal of a reserve for uncertain tax positions for $6. For the three months and year ended December 31, 2016, the adjustment is primarily attributable to $18 for the tax implications of foreign exchange gains and losses.

(6)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and include both current and deferred income tax (benefit) expense based on the nature of the non-GAAP financial measure.

(7)

Total provision for (benefit from) income taxes reconciles to the amount reported in the consolidated statements of operations for the three months and years ended December 31, 2017 and 2016, and for the three months ended September 30, 2017.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Tabular Reconciliations

Adjusted earnings per share (EPS) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Numerator:
Net income (loss) attributable to Chemours	$228	$(230)	$207	$746	$7
Adjusted Net Income	229	33	205	729	213
Denominator:
Weighted-average number of common shares outstanding - basic	185,445,024	182,125,428	185,431,036	184,844,106	181,621,422
Dilutive effect of the Company's employee compensation plans	6,553,935	3,911,098	6,206,778	6,139,885	1,795,078
Weighted-average number of common shares outstanding - diluted	191,998,959	186,036,526	191,637,814	190,983,991	183,416,500

Earnings (loss) per share - basic	$1.23	$(1.26)	$1.12	$4.04	$0.04
Earnings (loss) per share - diluted	1.19	(1.26)	1.08	3.91	0.04
Adjusted earnings per share - basic	1.23	0.18	1.11	3.95	1.17
Adjusted earnings per share - diluted	1.19	0.18	1.07	3.82	1.16

2018 Estimated Adjusted EBITDA to 2018 Estimated GAAP Net Income Tabular Reconciliations

	Year Ended December 31, 2018
	Low	High
Estimated net income (1)	$920	$1,040
Provision for income taxes (1) (2)	250	280
Interest expense, net	220	220
Depreciation and amortization	290	290
Other reconciling items (1) (3)	20	20
Estimated Adjusted EBITDA (1)	$1,700	$1,850

(1)

The Company’s estimates reflect current visibility and expectations of market factors, such as, but not limited to: currency movements, titanium dioxide prices, and end-market demand. Actual results could differ materially from the current estimates due to market factors and unknown or uncertain other factors, such as non-operating pension and other post-retirement benefit activity with respect to the Company’s foreign pension plans, including settlements or curtailments, cost savings actions that may be taken in the future, the impact of currency movements on its results, including exchange gains and losses, and the related tax effects, or the impact of new accounting pronouncements.

(2)	The provision for income taxes is based on the Company’s current estimate of the geographic mix of its earnings and does not include any potential tax effects related to future discrete items.
(3)	Includes restructuring and other charges which are expected to be recognized in 2018.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Tabular Reconciliations

Free Cash Flow is defined as cash flow provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Cash flow provided by operating activities (1)	$303	$269	$112	$639	$594
Less: Purchases of property, plant, and equipment	(165)	(103)	(108)	(411)	(338)
Free Cash Flow	$138	$166	$4	$228	$256

(1)

Cash flow provided by operating activities for the year ended December 31, 2017 includes $335 in payments related to the PFOA MDL Settlement. Cash flow provided by operating activities for the year ended December 31, 2016 includes $190 in prepayments from DuPont, of which $58 was outstanding at December 31, 2016. The DuPont prepayment was fully utilized during the year ended December 31, 2017.

Return on Invested Capital Tabular Reconciliations

Return on Invested Capital (ROIC) is defined as Adjusted EBITDA, less depreciation and amortization (Adjusted EBIT), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Year Ended December 31,
	2017	2016
Adjusted EBITDA (1)	$1,422	$822
Less: Depreciation and amortization	(273)	(284)
Adjusted EBIT	1,149	538

Total debt	4,112	3,544
Total equity	865	104
Less: Cash and cash equivalents	(1,556)	(902)
Invested capital, net	$3,421	$2,746

Average invested capital (2)	$3,157	$3,419

Return on Invested Capital	36.4%	15.7%

(1)	See the reconciliation of Adjusted EBITDA to net income (loss) above.
(2)	Average invested capital is based on a five-point trailing average of invested capital, net.